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                                                                       Exhibit 5





                                 December 30, 1998

Board of Directors
Orbital Sciences Corporation
21700 Atlantic Boulevard
Dulles, Virginia 20166

Ladies and Gentlemen:

          This firm has acted as counsel to Orbital Sciences Corporation (the "Company"), a Delaware corporation, in connection with its registration, pursuant to a registration statement on Form S-8 filed on or about the date hereof (the "Registration Statement"), of up to 2,000,000 shares (the "Shares") of common stock, par value $.01 per share, of the Company, issuable under the Orbital Sciences Corporation 1999 Employee Stock Purchase Plan (the "Plan"). This letter is furnished to you pursuant to the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. (S)229.601(b)(5), in connection with such registration.

          For purposes of this opinion letter, we have examined copies of the following documents:

          1. An executed copy of the Registration Statement.

          2. A copy of the Plan.

          3. The Restated Certificate of Incorporation of the Company, as certified by an Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect.

          4. The Amended and Restated By-laws of the Company, as certified by an Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect.

          5. Resolutions of the Board of Directors of the Company adopted on October 22, 1998 relating to, among other things, approval of the Plan and the registration of the Shares, as certified by an Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

          This opinion letter is based as to matters of law solely on the General Corporation Law of the State of Delaware. We express no opinion herein as to any other laws, statutes, regulations, or ordinances.

          Based upon, subject to, and limited by the foregoing, we are of the opinion that the Shares, when issued and delivered in the manner and on the terms contemplated in the Registration Statement and the Plan and upon the approval of the Plan by the shareholders of the Company, will be validly issued, fully paid and non-assessable under the General Corporation Law of the State of Delaware.

          We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement on the date of this opinion letter, and should not be quoted in whole or in part or otherwise be referred to, nor be filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.

          We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                    Very truly yours,

                                    /s/ HOGAN & HARTSON  L.L.P.

                                    HOGAN & HARTSON  L.L.P.